                                                                   EXHIBIT 10.28

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "AGREEMENT") is entered into as of July 13, 2000, by and among Aquis IP Communications, Inc., a Delaware corporation (the "COMPANY"), Aquis Communications Group, Inc., a Delaware corporation ("AQUIS GROUP"), and Aquis Communications, Inc., a Delaware corporation ("AQUIS" and, together with Aquis Group, the "STOCKHOLDERS"), and Sunstar IP Communications, LLC, a Delaware limited liability company (the "PURCHASER").

                                  INTRODUCTION

     The Company is engaged in the business of providing internet services, virtual private network services, and web hosting and web development services (the "BUSINESS").

     The Company wishes to sell, and the Purchaser wishes to buy, substantially all of the assets of the Company, on the terms and conditions set forth herein. The Stockholders are the direct and indirect owners of the Company, will derive substantial benefits from such sale and purchase, and wish to cause such sale and purchase to be consummated. Such sale and purchase and each other related transaction contemplated hereby are collectively referred to herein as the "TRANSACTIONS."

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1. As used herein, the following terms shall have the following meanings:

          (a) "AFFILIATE" means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          (b) "BASE PURCHASE PRICE" means Two Million Twenty Five Thousand Dollars ($2,025,000) PLUS the Extension Payment, if any.

          (c) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banks in Boston, Massachusetts or New York, New York are not open for business.

          (d) "CLOSING CURRENT LIABILITIES" means all liabilities of the Company included in Section 2.7(c) of the Assumed Liabilities (as defined in Section 2.7) and specifically excluding liabilities of the kind referred to in Sections 2.7(a) and 2.7(b).


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          (e) "CLOSING PURCHASE PRICE" means the Base Purchase Price MINUS the
Deposit Amount MINUS the amount, if any, of the Closing Current Liabilities PLUS the amount, if any, necessary to reimburse the Stockholders for operating losses of the Company for the period from January 1, 2000 through the Closing Date, determined by calculating the amount by which operating expenses and capital expenses incurred by the Company exceeds revenue generated by the Company.

          (f) "DEPOSIT AMOUNT" means the amount of $500,000, paid to Aquis Group by the Purchaser pursuant to the Letter of Intent PLUS Purchaser Advances, if any.

          (g) "EXTENSION PAYMENT" means a cash payment to the Company of $50,000 which may be made pursuant to Section 2.9.

          (h) "KNOWLEDGE OF THE COMPANY," "COMPANY'S KNOWLEDGE" or "KNOWN TO THE COMPANY" or other like words means the actual knowledge of Nick Catania and Brian Plunkett.

          (i) "KNOWLEDGE OF THE PURCHASER," "PURCHASER'S KNOWLEDGE" or "KNOWN TO PURCHASER" or other like words means the actual knowledge of John Frieling.

          (j) "KNOWLEDGE OF THE STOCKHOLDERS," "STOCKHOLDER'S KNOWLEDGE" or "KNOWN TO THE STOCKHOLDERS" or other like words means the actual knowledge of Nick Catania and Brian Plunkett.

          (k) "LETTER OF INTENT" means the letter of intent dated December 22, 1999, between Deerfield Partners, LLC and Aquis Group.

          (l) "LIENS" means liens, security interests, mortgages, encumbrances and restrictions of any kind.

          (m) "MATERIAL ADVERSE EFFECT" shall mean (i) when used in Article III, any event, condition or circumstance that could reasonably be expected to have a material adverse effect upon the Purchased Assets and, (ii) when used in Article IV, any event, condition or circumstance that could have a material adverse effect upon the Purchaser's ability to consummate the Transactions or upon the business, assets and liabilities of the Purchaser or which could reasonably be expected to have such material adverse effect after the Closing.

          (n) "PERMITTED LIENS" means (i) Liens of leases on leased equipment;
(ii) mechanics', carriers', workers', repairmens' or other Liens arising or incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith, (iii) Liens for current taxes, assessments and other governmental charges which are not yet due and payable or are being contested in good faith or which may thereafter be paid without penalty; and
(iv) Liens that are listed or described in SCHEDULE 2.1.

          (o) "PURCHASER ADVANCES" means additional amounts, if any, advanced by the Purchaser to support the operations of the Company prior to Closing which shall only be made with the written consent of the Company.

          (p) RESERVED.

          (q) "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated as of June 15, 1999, among Aquis, Sunstar Communications, Inc. and Sunstar One, L.L.C.

     SECTION 1.2. The following defined terms shall have the meanings set forth in the referenced Section:

     TERM                                          SECTION WHERE DEFINED
     ----                                          ---------------------
     AAA                                           Section 9.11
     Agreement                                     Preamble
     Aquis                                         Preamble
     Aquis Group                                   Preamble
     Assigned Contracts                            Section 2.1
     Assumed Liabilities                           Section 2.7
     Balance Sheet                                 Section 3.6
     Balance Sheet Date                            Section 3.6
     Business                                      Introduction
     Claim                                         Section 8.4
     Closing                                       Section 2.9
     Closing Date                                  Section 2.9
     Closing Purchase Price                        Section 2.6
     Closing Purchase Price Certificate            Section 1.7
     Company                                       Preamble
     Cooperative Marketing Agreement               Section 7.1
     Disputed Items Notice                         Section 2.6
     ERISA                                         Section 2.19
     Estimated Purchase Price Certificate          Section 2.4
     Excluded Assets                               Section 2.2
     Indemnified Party                             Section 8.4
     Indemnifying Party                            Section 8.4
     Intellectual Property                         Section 2.1
     Leased Property                               Section 3.9
     Litigation Conditions                         Section 8.4
     Material Adverse Effect                       Section 3.4
     Material Contracts                            Section 3.8
     Operating Agreement                           Section 4.1
     Organizational Documents                      Section 3.1
     Purchased Assets                              Section 2.1
     Purchaser                                     Preamble
     Related Documents                             Section 2.2
     Rules                                         Section 9.11
     Stockholders                                  Preamble
     Subscription Agreement                        Section 7.1
     Tax                                           Section 9.3
     Tax Returns                                   Section 9.3
     Third Party Claim                             Section 8.4
     Transactions                                  Introduction

                                   ARTICLE II
                           PURCHASE AND SALE; CLOSING

     SECTION 2.1. PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, the Company shall sell, convey, transfer, assign and deliver to the Purchaser at the Closing (as hereinafter defined), and the Purchaser shall purchase and accept, all of the Company's assets and properties of every kind, nature and description as such assets and properties exist on the Closing Date, free and clear of all Liens, other than Permitted Liens, except to the extent any of such assets constitute Excluded Assets (all of such assets being referred to herein as the "PURCHASED ASSETS") including, without limitation, the following assets of the Company:

          (a) all of the Company's rights and interests in accounts and accounts receivable (including any collateral or security held by the Company for the payment thereof and accrued but unpaid interest thereon) which remain uncollected as of the close of business on the Closing Date;

          (b) all tangible assets, including without limitation, office and other equipment, leasehold improvements, furniture and vehicles;

          (c) all inventories, including without limitation, finished goods, work-in-process, raw materials, processing materials, purchased parts and supplies;

          (d) originals or duplicate copies of all financial, accounting and operating data and records, including without limitation, all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, projections, reference catalogs, payroll and personnel records (to the extent permitted by law) and other similar property, rights and information;

          (e) subject to Sections 2.7 and 2.12, all intangible assets, including, without limitation, all rights to the "Sunstar Communications" name and all derivations thereof and all patents, trademarks, trade names, service marks, logos, service names, copyrights and applications therefor, brand names, domain names, franchises, licenses, royalty agreements, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property, rights and interests (collectively, "INTELLECTUAL PROPERTY");

          (f) subject to Sections 2.7 and 2.12, all rights under all leases, license agreements, contracts, agreements, sale orders, purchase orders, open bids and other commitments, warranties and warranty claims and awards, prepaid expenses, deposits and retentions (collectively, "ASSIGNED CONTRACTS"); and

          (g) any and all of the Company's rights and interest in Sunstar Communications, Inc., an Arizona corporation.

     SECTION 2.2. EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Company shall not transfer to the Purchaser, and the Purchased Assets shall not include (i) the charter, bylaws, corporate seal, stockholders' lists, stock record, minute books and similar corporate records of the Company;
(ii) the Company's rights under this Agreement (including to the Purchase Price), any other document contemplated hereby (the "Related Documents"), the Letter of Intent and the Stock Purchase Agreement; (iii) cash, bank deposits, other cash equivalents and marketable securities existing as of the close of business on the Closing Date; (iv) tax records and books and records that the Company is required by law to retain; (v) any claim, right or interest of the Company in and to any refund to taxes of any kind relating to any period on or prior to the Closing Date and any deferred tax assets of the Company relating to any period on or prior to the Closing Date; (vi) any rights (including refunds and claims thereto relating to the liabilities retained by the Company or any insurance policy of the Company); or (vii) any of the assets listed on SCHEDULE
2.2 (collectively, the "EXCLUDED ASSETS").

     SECTION 2.3. PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in full consideration of the sale, transfer and conveyance of the Purchased Assets, the Purchaser shall assume the Assumed Liabilities and pay the Closing Purchase Price to the Company, subject to adjustment as provided in
Section 2.6.

     SECTION 2.4. PREPARATION OF PRE-CLOSING ESTIMATED PURCHASE PRICE CERTIFICATE. At least 2 days prior to the Closing Date, the Company shall have furnished to the Purchaser a certificate setting forth (a) the estimated Closing Current Liabilities, including itemization of the components of the Closing Current Liabilities, and (b) the Company's estimated calculation of the Closing Purchase Price (the "ESTIMATED PURCHASE PRICE CERTIFICATE").

     SECTION 2.5. PAYMENTS AT CLOSING. At the Closing, the Purchaser shall assume the Assumed Liabilities and pay the Closing Purchase Price based on the Estimated Purchase Price Certificate to the Company.

     SECTION 2.6. DETERMINATION OF FINAL CLOSING PURCHASE PRICE.

          (a) Within 30 days after the Closing Date, the Company will deliver to the Purchaser a certificate (the "CLOSING PURCHASE PRICE CERTIFICATE") executed by the Company, setting forth an itemization of Closing Current Liabilities and a computation of the Closing Purchase Price. If the parties agree on the Closing Purchase Price, pursuant to Section 2.6(e), any additional payments will be made by the Purchaser to the Company or by the Company to the Purchaser, as the case may be, within 15 days of the delivery of the Closing Purchase Price Certificate to the Purchaser.

          (b) If the Purchaser does not agree with the Closing Purchase Price, within 15 days after receipt by the Purchaser of the Closing Purchase Price Certificate, the Purchaser shall deliver written notice (the "DISPUTED ITEMS NOTICE") to the Company, which Disputed Items Notice specifies the basis of the Purchaser's objections to the Closing Purchase Price Certificate, its proposed modifications to the Closing Purchase Price Certificate and its computation of the Closing Purchase Price. The Purchaser and the Company will attempt to resolve and finally determine the Closing Purchase Price as promptly as practicable after the Company's receipt of the Disputed Items Notice.

          (c) If the Purchaser and the Company are unable to agree upon the Closing Purchase Price within 20 days after delivery of the Disputed Items Notice, the Purchaser and the Company will select by lot an independent "Big-5" accounting firm (which accounting firm has not previously rendered services to Purchaser, an Affiliate of Purchaser or the Company) to resolve the disputed items and make a final determination of the Closing Purchase Price. Such determination will be made within 60 days after such selection and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Purchaser and 50% jointly and severally by the Company and the Stockholders.

          (d) If the Purchaser does not deliver the Disputed Items Notice to the Company within 15 days after receipt by the Purchaser of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate delivered by the Company to the Purchaser will be conclusively presumed to be true and correct in all respects, will be the final Closing Purchase Price and will be final and binding upon the parties.

          (e) At such time as the Closing Purchase Price is finally determined, either (i) a cash payment will be made by the Purchaser to the Company in the amount by which the Closing Purchase Price exceeds the amount set forth in the Estimated Purchase Price Certificate as issued at the Closing or (ii) a cash payment will be made by the Company to the Purchaser in the amount by which the amount set forth in the Estimated Purchase Price Certificate as issued at the Closing exceeds the Closing Purchase Price. The obligations of the Company and the Stockholders pursuant to this Section 2.6(e) shall be joint and several.

     SECTION 2.7. ASSUMPTION OF LIABILITIES. At the Closing, the Purchaser shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, the following liabilities and obligations of the Company (the "ASSUMED Liabilities"):

          (a) all liabilities and obligations of the Company for future performance as of the Closing under all Assigned Contracts and Intellectual Property;

          (b) 50% of the transfer taxes owed by the Company associated with the Transactions; and

          (c) all accounts payable and accrued expenses of the Company existing as of the Closing (including, without limitation, all accounts payable disclosed to the Purchaser, taxes, and accrued vacation expense).

Except with respect to the Assumed Liabilities, the Purchaser shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of the Company. Without limiting the generality of the foregoing, the Purchaser shall have no liability for the following (except to the extent the following constitute Assumed Liabilities): (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, (b) obligations relating to taxes of any nature of the Company, including, but not limited to, 50% of the transfer taxes owed by the Company associated with the Transactions, (c) obligations of the Company under this

Agreement or any agreement entered into in connection with the Transactions, (d) liabilities of the Company to any Affiliate of the Company, or (e) obligations of the Company with respect to any pension, profit sharing, retirement, employee benefit or similar plan, benefit or arrangement.

     SECTION 2.8. ALLOCATION. The total amount of the Closing Purchase Price and the Deposit Amount and the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on SCHEDULE 2.8. It is agreed by the parties that such allocation was arrived at by arm's-length negotiation and in the judgment of the parties properly reflects the fair market value of the Purchased Assets transferred pursuant to this Agreement. It is agreed that the allocations under this Section 2.8 will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets will be consistently reflected by each party on its tax returns.

     SECTION 2.9. CLOSING. The closing (the "CLOSING") of the Transactions hereunder will take place at Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103, on the earlier of (a) September 30, 2000 or (b) if the conditions set forth in Article VI herein are satisfied, at such earlier date as is five Business Days after satisfaction or waiver of such conditions; PROVIDED, HOWEVER, that the Closing may be extended at the option of the Purchaser for one 30 day period upon payment of the Extension Payment. The date of the Closing is referred to herein as the "CLOSING DATE."

     SECTION 2.10. DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section
7.2 herein, the Company and the Stockholders will deliver or cause to be delivered to the Purchaser the instruments, consents, opinions, certificates and other documents required of it by Section 7.1.

     SECTION 2.11. DELIVERIES BY THE PURCHASER. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.1 herein, the Purchaser will deliver or cause to be delivered to the Company and the Stockholders the instruments, opinions, certificates and other documents required of it by Section 7.2.

     SECTION 2.12. NONASSIGNABLE ASSETS.

          (a) To the extent that any rights under the Assigned Contracts and Intellectual Property cannot be transferred without the consent, approval or waiver of a third person or entity and such transfer or attempted transfer would constitute a breach of such Assigned Contract or any agreement or understanding relating to the Intellectual Property or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof; PROVIDED, HOWEVER, that the Company will use its reasonable efforts before and for a reasonable time after Closing, and Purchaser will cooperate with the Company, to obtain such consents, approvals and waivers, and to obtain any other consents, approvals and waivers necessary to transfer to Purchaser all of such Assigned Contracts and Intellectual Property; PROVIDED FURTHER, HOWEVER, that the Company will not be obligated to pay any consideration therefor (except to the extent amounts are expended by the Company's employees and/or agents in the use of its reasonable efforts) or to incur any additional liability or obligation in connection therewith (except to the extent amounts are expended by the Company's employees and/or agents in the use of its reasonable efforts) or remain secondarily liable thereon.

          (b) If the consents, approvals and waivers referred to in Section 2.12(a) are not obtained prior to the Closing, the Company will cooperate in any reasonable arrangement requested by Purchaser to provide Purchaser with all of the benefits under such Assigned Contracts and Intellectual Property as if such Assigned Contracts and Intellectual Property had been assigned to Purchaser, including enforcement for the benefit of Purchaser of any and all rights of the Company against any other party thereto.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE STOCKHOLDERS

     The Company, and each Stockholder hereby severally (but not jointly) represents and warrants to Purchaser that to its actual knowledge:

     SECTION 3.1. ORGANIZATION, POWER AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. The copies of the Articles of Incorporation and by-laws of the Company (the "ORGANIZATIONAL DOCUMENTS") delivered to the Purchaser are true, complete and correct in all respects.

     SECTION 3.2. RESERVED.

     SECTION 3.3. RESERVED.

     SECTION 3.4. VALIDITY AND ENFORCEABILITY; NO CONFLICT. Each of the Company and the Stockholders has full corporate power and authority and has taken all corporate actions necessary to permit them to execute, deliver and perform this Agreement and the other documents contemplated hereby to which it is a party. This Agreement has been, and at Closing the Related Documents will be, duly executed and delivered by the Company and each Stockholder, as applicable, and assuming the due execution and delivery of this Agreement and the Related Documents by the Purchaser, constitutes and with respect to the Related Documents will constitute, the valid and binding obligations of the Company and the Stockholders, as applicable, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery hereof by the Company and the Stockholders, nor the consummation by the Company or the Stockholders of the Transactions, will contravene, result in a material breach or material default under, or result in the creation of any Lien upon the Purchased Assets under, the Organizational Documents, or any material agreement to which the Company is a party or by which the Business or the Purchased Assets may be bound or affected, except for such breaches, defaults or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.5. RESERVED.

     SECTION 3.6. FINANCIAL STATEMENTS. The Company has delivered to the Purchaser the unaudited financial statements of the Company for the 5 1/2 month period ended December 31, 1999 including the unaudited statement of income of the Company for such period. The Company has also furnished to the Purchaser the unaudited balance sheet (the "BALANCE SHEET") of the Company as of December 31, 1999 (the "BALANCE SHEET DATE"). Such financial statements are complete and accurate in all material respects and fairly present in all material respects the financial condition of the Company at the respective dates thereof and the results of its operation for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with GAAP consistently applied during the periods covered thereby, except for customary year-end adjustments and the absence of footnotes.

     SECTION 3.7. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on
SCHEDULE 3.7, since the Balance Sheet Date, the Company has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by the Company, except in the ordinary course of business; or (b) incurrence of any Lien (other than Permitted Liens), except in the ordinary course.

     SECTION 3.8. MATERIAL CONTRACTS. SCHEDULE 3.8 sets forth a complete and accurate list of all:

          (a) contracts with respect to which the Company has any liability or obligation involving more than $50,000, contingent or otherwise, or which may extend for a term of more than one year after the Closing other than purchase orders or service contracts entered into in the ordinary course of business;

          (b) contracts under which the amount payable by the Company is dependent on the revenue, income or similar measure of the Company or any other person or entity;

          (c) licenses, leases, contracts and other arrangements with respect to any material property of the Company, including without limitation, all real estate leases, material software licenses and material sales and supply contracts;

          (d) agreements, contracts or instruments to which the Company is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing, which would constitute an Assumed Liability;

          (e) contracts of the Company with officers, directors or stockholders of the Company or their relatives or Affiliates on other than fair market value terms and conditions;

          (f) contracts which place any material limitation on the method of conducting or scope of the Business;

          (g) contracts with sales representatives or distributors; and

          (h) other material contracts, instruments, commitments, plans and arrangements of the Company.

     All of the foregoing (whether written or unwritten), including all amendments or modifications thereto, are referred to as "MATERIAL CONTRACTS." The Company has made available to the Purchaser copies of all Material Contracts and descriptions of any oral Material Contracts. Except as set forth on SCHEDULE 3.8, each Material Contract is a valid and binding obligation of the Company, and to the Company's and the Stockholder's knowledge, the other parties thereto, and is in full force and effect and there is no event which has occurred or exists, which constitutes or, with notice, the happening of any event and/or the passage of time, would constitute a material default or material breach under any such Material Contract by the Company, or, to the Company's and the Stockholders' knowledge, any other party thereto.

     SECTION 3.9. REAL PROPERTY. SCHEDULE 3.9(A) sets forth each interest in real property leased by the Company (the "LEASED PROPERTY"). Except for the Leased Property, the Company does not own or lease any real property. The Company enjoys peaceful and quiet possession of the Leased Property, is not in material default under any such leasehold and the Company has not been informed in writing that the lessor under any of the leases has taken action or threatened in writing to terminate the lease before the expiration date specified in the lease. There is neither pending nor, to the knowledge of the Company or the Stockholders, threatened, any condemnation, eminent domain or similar proceeding with respect to the Leased Property.

     SECTION 3.10. PERSONAL PROPERTY. Except as listed on SCHEDULE 3.10, the Company has good title to or a valid leasehold or license interest in the Purchased Assets, free and clear of any Liens (other than Permitted Liens). The Company is the sole and lawful owner of the Purchased Assets and will convey to the Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

     SECTION 3.11. INTELLECTUAL PROPERTY. SCHEDULE 3.11 sets forth all Intellectual Property owned or used by the Company in connection with the Business which, to the knowledge of the Company and the Stockholders, is material to the Business. To the knowledge of the Company and the Stockholders, the Company is not violating or infringing any trademark, service mark, trade name, patent or copyright owned by any other person or entity, and no written claim has been made by any person or entity with respect to the use, validity or enforceability of any of the Intellectual Property. To the knowledge of the Company and the Stockholders, no person or entity is violating or infringing any of the Intellectual Property.

     SECTION 3.12. ACCOUNTS RECEIVABLE. The accounts receivable of the Company represent amounts receivable for merchandise or services actually delivered or provided, have arisen from BONA FIDE transactions in the ordinary course of business and, to the knowledge of the Company and the Stockholders, are not subject to set-off or counterclaim (other than allowance for doubtful accounts reflected on the most recent financial statements of the Company provided to the Purchaser prior to the date hereof, as adjusted for the passage of time through the Closing Date).

     SECTION 3.13. REQUIRED CONSENTS. Except for the consents specified on
SCHEDULE 3.13 or any consent, order, authorization, approval, declaration or filing the failure of which to make or obtain would not have a Material Adverse Effect, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to a Material Contract, is required on the part of the Company or the Stockholders for or in connection with the execution, delivery or performance of this Agreement. Subject to making or obtaining the consents specified on SCHEDULE 3.13, the execution, delivery and performance of this Agreement and the Related Documents by the Company and the Stockholders, as applicable, will not result in any violation of, be in conflict with or constitute a default under, any applicable law, statute, regulation, ordinance, judgment, decree or order to which the Company is a party or by which the Business or the Purchased Assets may be bound or affected, except for violations, conflicts and defaults which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.14. COMPLIANCE. The Company is in compliance with all statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it, except where the failure so to comply would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice from any governmental or regulatory authority of any alleged violation or noncompliance with any statute, law, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to it.

     SECTION 3.15. LICENSES AND PERMITS. SCHEDULE 3.15 sets forth all material licenses, permits and authorizations of governmental authorities (the "AUTHORIZATIONS") held by the Company. The Company is in material compliance with all such Authorizations, all of which are in full force and effect.

     SECTION 3.16. LITIGATION. There is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority pending or, to the knowledge of the Company and the Stockholders, threatened against the Company in relation to the Business or the Purchased Assets which may reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.17. RESERVED.

     SECTION 3.18. EMPLOYEES AND COMPENSATION.

          (a) None of the employees of the Company is represented by a union; and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Company and the Stockholders, threatened against the Company.

          (b) There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Company other than as described on SCHEDULE 3.18.

     SECTION 3.19. AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE 3.19,
(a) the Company is not a party to any contract or arrangement, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, their relatives or Affiliates, and (b) none of such persons or entities is indebted to the Company.

     SECTION 3.20. BROKERS. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Stockholders or the Company in connection with the negotiation or consummation of this Agreement or the Transactions and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

     SECTION 3.21. RESERVED.

     SECTION 3.22. NO RELIANCE. The Company and the Stockholders acknowledge and agree that (a) John Frieling, a director of Aquis Group, is an Affiliate of, and has an interest in, the Purchaser and (b) the Company and the Stockholders have each determined (including by vote of the disinterested directors of each) that this Agreement and the Transactions are fair to the Company and the Stockholders. The Company and the Stockholders are not relying on any statement or representation made by or on behalf of the Purchaser except as expressly set forth in this Agreement and the Related Documents. Notwithstanding the foregoing, neither the Company nor the Stockholders waive any claim arising under or resulting from this Agreement based upon fraud, Rule 10b-5 promulgated under the Securities Exchange Act of 1934 or any similar claim.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

     The Purchaser hereby represents and warrants to the Company and the Stockholders that each of the statements contained in this Article IV is true and correct and will be true and correct as of the Closing Date:

     SECTION 4.1. LEGAL EXISTENCE AND ORGANIZATION. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted. The copies of the Limited Liability Company Agreement (the "Operating Agreement") and the Certificate of Formation of the Purchaser delivered to the Company are true, correct and complete in all respects. The Purchaser is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect.

     SECTION 4.2. AUTHORITY; ENFORCEABILITY. The Purchaser has all requisite power and authority to and has taken all limited liability company actions necessary to permit the Purchaser to execute, deliver and perform this Agreement and the Related Documents to which the Purchaser is a party. This Agreement has been, and at Closing the Related Documents will be, duly executed and delivered by the Purchaser, and assuming the due execution and delivery of this Agreement and the Related Documents by the Company and the Stockholders, as applicable, constitutes and with respect to the Related Documents will constitute, the valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 4.3. NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery hereof by the Purchaser nor the consummation by the Purchaser of the Transactions will contravene, result in a breach or default under, or result in the creation of any Lien under, the organizational documents of the Purchaser, any applicable law, or any agreement to which the Purchaser is a party or by which the Purchaser or any of its assets are bound or affected.

     SECTION 4.4. BROKERS. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or any of the Transactions and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by the Purchaser.

     SECTION 4.5. SUBSIDIARIES. The Purchaser has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, joint venture, partnership or other entity and does not have any investment in, loan to or material advance of cash or other extension of credit (other than advances to employees and extensions of credit to customers in the ordinary course of business) to any entity or individual.

     SECTION 4.6. REQUIRED CONSENTS. No consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to a material contract of the Purchaser, is required on the part of the Purchaser for or in connection with the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement and the Related Documents by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, judgment, decree or order to which the Purchaser is a party or by which the Purchaser is bound, except for violations, conflicts and defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.7. COMPLIANCE. The Purchaser is in compliance with all statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Purchaser has not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance with any statute, law, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to it.

     SECTION 4.8. LITIGATION. There is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority pending or, to the actual knowledge of the Purchaser, threatened against the Purchaser in relation to the affairs of the Purchaser which may reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.9. RESERVED.

     SECTION 4.10. RESERVED.

     SECTION 4.11. NO UNDISCLOSED LIABILITIES. Purchaser does not have any liabilities or obligations (whether accrued, contingent, due or to become due) that would be required to be set forth on a balance sheet of the Purchaser prepared in accordance with GAAP.

     SECTION 4.12. DISCLOSURE. None of Purchaser or its authorized representatives has any knowledge of any fact, event or circumstance that constitutes (or would constitute) or indicate (or would indicate) a breach of any representation, warranty or covenant made by the Company and/or the Stockholders in this Agreement.

     SECTION 4.13. RESERVED.

     SECTION 4.14. NO RELIANCE. The Purchaser is not relying on any statement or representation made by or on behalf of the Company or the Stockholders except as expressly set forth in this Agreement and the Related Documents. Notwithstanding the foregoing, the Purchaser does not waive any claim arising under or resulting from this Agreement based upon fraud, Rule 10b-5 promulgated under the Securities Exchange Act of 1934 or any similar claim.

                                    ARTICLE V
                  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     SECTION 5.1. EMPLOYMENT OF EMPLOYEES. Effective on the Closing Date, except as otherwise provided in any existing employment or consulting agreement, the Company shall cause the employment of each employee to be terminated in accordance with applicable law. The Company shall use its reasonable efforts to terminate the Employment Agreement, dated as of June 15, 1999, between John Hobko and the Company. As of the Closing Date, Mr. Hobko's existing options to purchase 53,500 shares of Aquis Group's Common Stock shall become fully vested.

     SECTION 5.2. NONSOLICITATION COVENANT; INJUNCTIVE RELIEF. For a period of one year after the Closing, neither the Company nor the Stockholders will, directly or indirectly, solicit or endeavor to entice away from the Purchaser, or otherwise interfere with the business relationship of the Purchaser with, any current customer of the Business or any current employee of the Business who has been hired by Purchaser. The Company and each Stockholder acknowledge that any breach of the provisions of this Section 5.2 will cause irreparable injury to the Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief restraining the Company from committing such breach. If any provision of this Section 5.2 is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Section shall remain in full force and effect.

     SECTION 5.3. USE OF NAME. For a period of six months following the Closing, the Company shall, and as of the Closing hereby does, license to the Purchaser, on a royalty-free basis, the exclusive right (except as to the Company) to use the name Aquis IP Communications in connection with its operation of the Business, and the Company agrees to take all necessary actions to allow the Purchaser to exercise such right.

     SECTION 5.4. ENDORSEMENT OF CHECKS, ETC. The Company hereby authorizes the Purchaser following the Closing to endorse for deposit only its name on and collect for the

Purchaser's account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts. In the event payment for any amounts due the Purchaser are received by the Company, the Company will promptly turn the same over to the Purchaser.

                                   ARTICLE VI
                           COVENANTS OF THE PURCHASER

     SECTION 6.1. CONFIDENTIALITY. Pending the Closing, all proprietary information obtained by the Purchaser from or on behalf of the Stockholders or the Company will be kept confidential and will not be disclosed by the Purchaser other than to its directors, officers, employees, advisors and financing sources who need to know such proprietary information for the purpose of entering into the Transactions (and, if such information is disclosed to any such director, officer, employee, advisor or financing source, the Purchaser shall notify such person or entity that such information is to be kept confidential); PROVIDED that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by the Purchaser from a third party without restriction as to disclosure by the Purchaser, (b) was known by the Purchaser prior to its disclosure by or on behalf of the Company or the Stockholders, (c) is in the public domain or enters into the public domain through no fault of the Purchaser, (d) is independently developed by the Purchaser without reference to information provided by the Company or the Stockholders or (e) the Purchaser is required by law or legal process to disclose such information. If this Agreement is terminated, the Purchaser will cause to be delivered to the Company all materials obtained by the Purchaser from or on behalf of the Company or the Stockholders, whether obtained before or after the execution hereof.

     SECTION 6.2. EMPLOYMENT OF EMPLOYEES. Effective as of the Closing Date, Purchaser or one of its Affiliates shall extend offers of employment commencing as of the Closing to all of the employees terminated in accordance with the first sentence of Section 5.1 hereof.

                                   ARTICLE VII
                       CONDITIONS TO CLOSING; TERMINATION

     SECTION 7.1. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. Unless waived in writing by the Purchaser in its sole discretion, the obligation of the Purchaser hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article III shall be true and accurate in all material respects (except that the representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date (other than representations and warranties that address matters only as of a particular date which shall be true and correct as of that date).

          (b) PERFORMANCE OF COVENANTS. The Company and the Stockholders shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by them hereunder on or prior to the Closing Date.

          (c) CERTIFICATE. The Purchaser shall have received a certificate of the Company and the Stockholders certifying to the matters set forth in subsections (a) and (b) above.

          (d) LICENSES, CONSENTS, ETC. RECEIVED. The Company and the Stockholders shall have obtained and delivered to the Purchaser copies of all consents, licenses, approvals and permits listed on SCHEDULE 3.13 or SCHEDULE 3.15, and no such consent, license, approval or permit shall have been withdrawn or suspended. The Purchaser shall have received the consent of each landlord under each lease of Leased Property to the assumption of the applicable lease by the Purchaser.

          (e) NO INJUNCTION. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, the effect of which prohibits the Closing.

          (f) INSTRUMENTS OF TRANSFER. The Company shall have delivered to the Purchaser such bills of sale, assignments and other instruments of transfer as the Purchaser may reasonably require to transfer to it good and marketable title to the Purchased Assets, free and clear of all Liens except Permitted Liens.

          (g) CERTIFICATES; DOCUMENTS. The Purchaser shall have received copies of each of the following, certified to its reasonable satisfaction: (i) the Articles of Incorporation of the Company and each Stockholder, certified by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of the Company and each Stockholder; and (iii) the by-laws of the Company and each Stockholder and resolutions of the Board of Directors authorizing the Transactions, each certified by the secretary of the Company and each Stockholder, as applicable.

          (h) LEES WARRANT. Aquis Group shall issue to James W. Lees a warrant to purchase 100,000 shares of Aquis Group's Common Stock at an exercise price of $1.50 per share. The warrant shall expire three years from the date of grant.

          (i) RESERVED.

          (j) COOPERATIVE MARKETING AGREEMENT. The Company and the Purchaser shall have entered into a Cooperative Marketing Agreement, in a form and in substance reasonably satisfactory to the Company and the Purchaser (the "COOPERATIVE MARKETING Agreement").

          (k) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents reasonably necessary to carry out the Transactions shall have been taken, completed or delivered by the Company or the Stockholders and shall be in form and substance reasonably satisfactory to counsel to the Purchaser.

     SECTION 7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. Unless waived in writing by the Company, the obligation of the Company to sell the Purchased Assets is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV shall be true and accurate in all material respects (except that the representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date (other than representations and warranties that address matters only as of a particular date which shall be true and correct as of that date).

          (b) COVENANTS PERFORMED. The Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

          (c) OFFICER'S CERTIFICATE. The Purchaser shall have delivered to the Company and the Stockholders a certificate certifying as to the matters set forth in subsections (a) and (b) above.

          (d) NO INJUNCTION. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, the effect of which prohibits the Closing.

          (e) PURCHASE PRICE; LENDER CONSENT. The Purchaser shall have paid the Closing Purchase Price. FINOVA Capital Corporation shall have executed and delivered a consent to the Transactions in substantially the form of EXHIBIT 7.2(E).

          (f) ASSUMPTION OF LIABILITIES. The Purchaser shall have delivered to the Company instruments of assumption, in a form reasonably required by it, pursuant to which the Purchaser shall assume the Assumed Liabilities.

          (g) CERTIFICATES; DOCUMENTS. The Company shall have received copies of each of the following, certified to its reasonable satisfaction: (i) the Certificate of Formation of the Purchaser, as amended, certified by the Secretary of State of Delaware; (ii) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of the Purchaser and (iii) the Operating Agreement of the Purchaser and resolutions of the Board of Managers of the Purchaser authorizing the Transactions, each certified by a Manager of the Purchaser.

          (h) RESERVED.

          (i) COOPERATIVE MARKETING AGREEMENT. The Company and the Purchaser shall have entered into the Cooperative Marketing Agreement.

          (j) ACTIONS AND PROCEEDINGS. Prior to the Closing, all actions, proceedings, instruments and documents reasonably necessary to carry out the Transactions shall have been taken, completed or delivered by the Purchaser and shall be in form and substance reasonably satisfactory to counsel to the Company and the Stockholders.

     SECTION 7.3. TERMINATION; EFFECT OF TERMINATION. This Agreement may be terminated:

          (a) By mutual written consent of the Company and the Purchaser at any time prior to the Closing; or

          (b) By the Company or Purchaser if the Closing shall not have occurred by September 30, 2000 or, upon payment of the Extension Payment, October 31, 2000; PROVIDED, HOWEVER, that the Company or the Purchaser may terminate this Agreement pursuant to this Section 7.3(b) only if the Closing shall not have occurred by such date for a reason other than the failure by such party to fulfill any its obligations under this Agreement which has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

          (c) By the Company or Purchaser if there shall have been entered a final, nonappealable order or injunction of a governmental authority restraining or prohibiting the Transactions or any material part thereof.

In the event of termination of this Agreement by either the Company of Purchaser or both of them as provided in this Section 7.3, this Agreement shall immediately terminate and be of no further force and effect, and there shall be no liability on the part of either the Company or the Purchaser or their respective directors, officers or stockholders, except for liabilities arising from a willful breach of this Agreement prior to such termination, or pursuant to Section 6.1 hereof.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

     SECTION 8.1. SURVIVAL. All representations and warranties contained herein shall survive the Closing for twelve (12) months following the Closing Date, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Sections 3.1, 4.1, 4.4 and 4.12, (ii) claims of a material misrepresentation or material breach of warranty based on actual fraud or (iii) any claims which have been the subject of a written notice from the Purchaser prior to the expiration of such twelve
(12) month period, which notice specifies in reasonable detail the nature of the claim. All covenants and agreements contained herein shall survive the Closing for so long as they shall remain applicable.

     SECTION 8.2. INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. Each of the Company and the Stockholders hereby severally (but not jointly) indemnify and hold the Purchaser harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (excluding lost profits and punitive, unforeseen or consequential damages) (collectively, "DAMAGES"), arising out of or relating to (a) any breach of their respective representations, warranties, covenants or agreements set forth herein, (b) all pre-Closing liabilities relating to the Purchased Assets and the Business other than the Assumed Liabilities (regardless of whether information with respect thereto is set forth on a Schedule hereto) and (c) all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

     SECTION 8.3. INDEMNIFICATION BY THE PURCHASER. The Purchaser hereby indemnifies and holds the Company and the Stockholders harmless from and against all Damages arising out of or relating to (a) any breach of the representations, warranties, covenants or agreements of the

Purchaser set forth herein, (b) all post-Closing liabilities relating to the Purchased Assets and the Business, (c) all Assumed Liabilities, and (d) all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

     SECTION 8.4. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

          (a) A party seeking indemnification pursuant to this Agreement (an "INDEMNIFIED PARTY") shall give prompt notice to the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "THIRD PARTY CLAIM"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

          (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; PROVIDED that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and
(iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim, subject to all applicable limitations contained in this Agreement (the conditions set forth in clauses (i) through (iv) are collectively referred to as the "LITIGATION CONDITIONS"). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 8.4, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 8.4, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; PROVIDED, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

          (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) which grants any injunctive or equitable relief, or (iii) which may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (e) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     SECTION 8.5. SATISFACTION OF INDEMNIFICATION CLAIMS. Amounts payable in respect of the indemnification obligations of the parties shall be paid within ten (10) Business Days.

     SECTION 8.6. LIMITATIONS ON LIABILITY. The Purchaser, on one hand, and the Company and the Stockholders, on the other hand, shall not be entitled to recover any damages for a breach of the representations and warranties contained in Article III or Article IV, as the case may be, for damages unless the cumulative total of damages contained in Article III or Article IV exceeds $50,000, and then only to the extent of such excess. The maximum aggregate obligation of the Company and the Stockholders, on one hand, and the Purchaser, on the other hand, for breach of the representations and warranties contained in Articles III or IV, shall not exceed $1,000,000.

     SECTION 8.7. EXCLUSIVE REMEDY. The indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for damages available to Purchaser, the Company and the Stockholders for breach of any of the representations or warranties contained herein.

     SECTION 8.8. DAMAGES NET OF INSURANCE. The amount of any Damage for which indemnification is provided under Section 8.2 and 8.3 shall be net of (i) any insurance recovery in respect thereof (net of any increase in insurance premiums that may be reasonably attributed thereto and collection expenses) and (ii) any amounts recovered by the Indemnified Party from any third party. If the amount to be netted hereunder from any payment required under Sections 8.2 or 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.1. NOTICES. Any notices or other communications required or permitted to be given hereunder shall be sufficiently given if delivered in person or mailed by registered or certified mail, return receipt requested, or sent by nationally recognized overnight delivery service, addressed as follows:

         To the Purchaser:          Sunstar IP Communications, LLC
                                    5201 W. Kennedy Boulevard
                                    Suite 915
                                    Tampa, Florida  33604
                                    Attention:  John V. Hobko, Vice President

         To the Company and
         the Stockholders:          Aquis Communications, Inc.
                                    1719A Route 10
                                    Suite 300
                                    Parsippany, New Jersey  07054
                                    Attention:  Michael Salerno

         With a copy to:            Dechert
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, Pennsylvania  19103
                                    Attention:  Sarah B. Gelb, Esq.

     SECTION 9.2. EXPENSES. All legal and other costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise provided herein.

     SECTION 9.3. CERTAIN TAXES. Notwithstanding any provision of law, all transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees (including any penalties and interest) arising in connection with this Agreement shall be borne equally by the Company and the Purchaser and paid when due. The Company will file all necessary documentation with respect thereto, and, if required by law, the Purchaser will join in the execution of any such documentation.

     SECTION 9.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, PROVIDED that neither this Agreement nor any right hereunder may be assigned by any party (except by operation of law in the liquidation of the Company) without the written consent of the Purchaser, the Company and the Stockholders.

     SECTION 9.5. AMENDMENTS AND WAIVERS. This Agreement may be modified or amended only by a writing signed by the Purchaser, the Company and the Stockholders. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

     SECTION 9.6. COUNTERPARTS. This Agreement may be executed by facsimile, in two or more counterparts, and with counterpart signature pages, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     SECTION 9.7. HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 9.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

     SECTION 9.9. NO WAIVER. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

SECTION 9.10. INTEGRATION. This writing, together with Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

SECTION 9.11. DISPUTE RESOLUTION. Except to the extent otherwise expressly provided herein, any dispute, for which the only relief sought is money damages, arising out of or in connection with this Agreement, including any question for which such relief is sought regarding the existence, scope, validity, or termination of this Agreement or this clause, shall be referred to and finally resolved under the rules (the "Rules") of the American Arbitration Association (the "AAA"), which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three (3), of whom one (1) shall be selected by the Purchaser, one (1) shall be selected by the Company and one (1) shall be nominated by agreement of the Purchaser and the Company. If a party fails to appoint its arbitrator within fifteen (15) days following the appointment by the other party of its arbitrator, or if the Purchaser and the Company cannot agree on the third arbitrator within twenty (20) days following the appointment of the second arbitrator, then the arbitrator of the failing party and/or the third arbitrator shall be appointed by the Court of Arbitration of the AAA. The place of arbitration shall be New York, New York. The proceedings of the arbitration shall be governed by the laws of the State of New York. The parties agree that information concerning any arbitration, including without limitation, information concerning any arbitration award, shall be treated as confidential and not disclosed to any third party without the consent in writing of all the parties unless (a) the information has come into the public domain other than through the fault of the party disclosing it, (b) such disclosure is required by law or by a securities exchange or regulatory or governmental body having jurisdiction over the party disclosing the information, whether or not the requirement has the force of law, (c) such disclosure is necessary in order to establish or protect any legal right of the party disclosing the information, or (d) the disclosure is limited to the directors and officers, professional advisers, auditors, lenders to or insurers of the person disclosing the information, acting as such, or to a person intended to be called as a witness in the arbitration by the person disclosing the information, for the purpose of preparing his testimony. Each party shall bear its own costs in any such arbitration, and the costs of arbitration shall be shared equally by the parties hereto. This Section shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


AQUIS IP COMMUNICATIONS, INC.               SUNSTAR IP COMMUNICATIONS, LLC


By:  /s/ D. BRIAN PLUNKETT                  By: JOHN HOBKO
     ----------------------                     -----------------------------
         Vice President   (title)               President and Chief Executive
                                                Officer     (title)



AQUIS COMMUNICATIONS GROUP, INC.

By:  /s/ D. BRIAN PLUNKETT
     -----------------------
         Vice President   (title)


AQUIS COMMUNICATIONS, INC.

By:  /s/ D. BRIAN PLUNKETT
     ------------------------
         Vice President   (title)